Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form S-3 and to incorporation by reference therein of our report dated March 31, 2009, with respect to the financial statements of United Development Funding III, L.P. as of December 31, 2008 and 2007 and for the years ended December 31, 2008, 2007 and 2006, included in United Development Funding III, L.P.’s Form 10-K filed on March 31, 2009, with the Securities and Exchange Commission.
/s/Whitley Penn LLP
Dallas, Texas
June 10, 2009